Exhibit 99.1

Lincoln Centre Tower I 5400 Lyndon B. Johnson Freeway, Suite 1300 Dallas, Texas 75240 T 214.238.5700 F 214.238.5701

Capital Southwest Announces Financial Results for Fiscal Year Ended March 31, 2018 and Announces Dividend of $0.29 Per Share for the Quarter Ended June 30, 2018

CSWC Increases Pre-Tax Net Investment Income to $0.28 Per Share and Increases NAV to $19.08 Per Share for the Quarter Ended March 31, 2018

Dallas, Texas – June 4, 2018  – Capital Southwest Corporation (“Capital Southwest,” “CSWC” or the “Company”) (Nasdaq: CSWC), an internally managed business development company focused on providing flexible financing solutions to support the acquisition and growth of middle market business, today announced its financial results for the fourth fiscal quarter and fiscal year ended March 31, 2018.

Fourth Quarter Fiscal Year 2018 Financial Highlights

•	Total Investment Portfolio: $393.1 million
o	No investments currently on non-accrual
o	Total Credit Portfolio: $239.1 million
o	82% 1st Lien Debt
o	$23.5 million in new committed credit investments
o	$6.9 million in prepayments and amortization in credit investments
o	Total Equity Portfolio, excluding investment in I-45 SLF: $86.9 million
o	Increased by $13.4 million from prior quarter
o	$3.2 million in new equity co-investments
o	Total CSWC investment in I-45 SLF: $67.1 million
o	I-45 SLF portfolio had assets of $233.4 million at quarter end
o	Portfolio consists of 43 issuers: 94% 1st Lien Debt and 6% 2nd Lien Debt
o	I-45 SLF paid a $2.2 million quarterly dividend to CSWC, an effective yield of 13.0% on CSWC investment in I-45 SLF
•	Pre-Tax Net Investment Income of $4.5 million, or $0.28 per weighted average diluted share
•	Declared and Paid Quarterly Dividend of $0.28 per share
•	Net Realized and Unrealized Portfolio Appreciation: $10.8 million

•	Total Cash and Cash Equivalents: $7.9 million
•	Total Net Assets: $308.3 million
•	Net Asset Value (“NAV”) per Share: $19.08
•	Weighted Average Yield on Debt Investments: 11.46%

Fiscal Year 2018 Financial Highlights

•	Investment Portfolio:
o	Total Credit Portfolio grew $71.7 million, increasing to $239.1 million from $167.4 million
o

Total Equity Portfolio, excluding investment in I-45 SLF, grew  $30.9 million, increasing to $86.9 million from $56.0 million, consisting of $20.8 million in net unrealized appreciation, $0.3 million in PIK income and $9.8 million in new equity investments

o	Total CSWC investment in I-45 SLF grew $3.7 million, increasing to $67.1 million from $63.4 million
•	Pre-Tax Net Investment Income of $16.4 million for the fiscal year, or $1.02 per weighted average diluted share versus $0.61 per weighted average diluted share in the previous fiscal year
•	Declared and Paid Total Dividends of $0.99 per share versus $0.79 in the prior fiscal year
•	Net Realized and Unrealized Portfolio Appreciation of $23.1 million compared to $15.6 million in the prior fiscal year
•	Increased net asset value per share to $19.08 from $17.80 at the beginning of the year

In commenting on the Company's results, Bowen Diehl, President and Chief Executive Officer, stated, “We are very proud of the progress we made in fiscal year 2018 growing our investment portfolio as well as building out the right side of our balance sheet.  We were able to continue to grow our lower middle market lending platform, focusing on conservatively-levered 1st lien credits, many of which provided us the opportunity to make equity co-investments alongside our loans.  We are also pleased to report that while we have continued to build out our credit portfolio, we currently have no non-accruals in our portfolio and only one credit we have placed on our internal watch list.  Finally, we continue to make excellent progress on our capitalization strategy.  Since the beginning of the fiscal year, we grew commitments in our ING led credit facility by $110 million and raised $57.5 million in fixed rate unsecured notes.  As we move forward, we will continue to strategically and opportunistically raise capital to support our originations platform while being mindful of the interest rate environment and its impact on our net interest margin.”

Fourth Quarter Fiscal Year Investment Activities

During the quarter ended March 31, 2018, the Company originated two new investments and two follow-on investments totaling $26.7 million. The investment transactions which occurred during the quarter ended March 31, 2018 are summarized as follows:

Prism Spectrum Holdings LLC, $4.3 million 1st Lien Senior Secured Debt, $2 million Revolver, $1.7 million common stock: Prism Spectrum Holdings LLC is a provider of environmental remediation services.

ITA Holdings Group, LLC (d/b/a Apollo MedFlight), $9.5 million 1st Lien Senior Secured Debt, $1.5 million Delayed Draw Term Loan, $2 million Revolver, $1.5 million LLC Equity Interest:  Apollo MedFlight is a regional provider of air and ground medical transport services.

Digital River Inc., $2 million add-on to 1st Lien Senior Secured Debt: Digital River is a leading provider of mission-critical, end-to-end outsourced e-commerce solutions to tier 1 and tier 2 enterprises across many industry verticals.

LGM Pharma LLC, $2.2 million 1st Lien Senior Secured Debt (Delayed Draw Term Loan): LGM Pharma is a value-added distributor of active pharmaceutical ingredients to the pharmaceutical and biotech markets.

During the quarter ended March 31, 2018, the Company received a  full prepayment on one investment totaling $5 million. The Company received a full prepayment on the following investment:

Argon Medical Devices, 2nd Lien Senior Secured Debt: Proceeds of $5 million, generating a realized gain of $0.1 million and an IRR of 13.0%.

Fourth Quarter 2018 Operating Results

For the quarter ended March 31, 2018, Capital Southwest reported total investment income of $9.9 million, compared to $9.0 million in the prior quarter. The increase in investment income was attributable to an increase in average debt investments outstanding.

For the quarter ended March 31, 2018, total operating expenses (excluding tax and interest expense) were $3.4 million, which remained flat compared to $3.4 million in the prior quarter.

For the quarter ended March 31, 2018, there was interest expense of $2.0 million, compared to $1.3 million in the prior quarter. The increase in interest expense was due to increased debt outstanding on the revolving credit facility during the quarter, as well as a full quarter’s worth of interest expense on the 5.95% Notes due 2022 (the “December 2022 Notes”), which were issued in December 2017.

For the quarter ended March 31, 2018, total pre-tax net investment income was $4.5 million, compared to $4.3 million in the prior quarter.

For the quarter ended March 31, 2018, there was tax expense of $0.3 million, compared to a  $0.4 million tax benefit in the prior quarter. The increase in tax expense is primarily due to the benefit taken in the prior quarter due to the tax reform legislation enacted on December 22, 2017.

During the quarter ended March 31, 2018, Capital Southwest recorded total realized and unrealized gains on investments of $10.8 million, compared to $5.6 million in the prior quarter.  The net increase in net assets resulting from operations was $15.0 million for the quarter, compared to $10.2 million in the prior quarter.

The Company’s NAV at March 31, 2018 was $19.08 per share, as compared to $18.44 at December 31, 2017.  The increase in NAV from the prior quarter is primarily due to an increase in net realized and unrealized gains in the current quarter.

Fiscal Year 2018 Operating Results

For the year ended March 31, 2018, Capital Southwest reported total investment income of $35.1 million, compared to $23.5 million in the prior year. The increase in investment income was attributable primarily to an increase in average debt investments outstanding and an increase in dividends paid from I-45 SLF.

For the year ended March 31, 2018, total operating expenses (excluding interest expense) were $13.8 million, compared to $12.8 million in the prior year.  The increase in operating expenses was due primarily to an increase in cash and share-based compensation due to the hiring of two new professionals during the fiscal year.

For the year ended March 31, 2018, there was interest expense of $4.9 million, compared to $1.0 million in the prior year. The increase in interest expense during the year was due to increased debt outstanding on the revolving credit facility, as well as the addition of the December 2022 Notes.

For the year ended March 31, 2018, total pre-tax net investment income was $16.4 million, compared to $9.7 million in the prior year.

For the year ended March 31, 2018, there was tax expense of $0.2 million recorded, compared to $1.8 million in the prior year. The decrease in tax expense versus the prior year was due primarily to the tax reform legislation enacted on December 22, 2017.

During the year ended March 31, 2018, Capital Southwest recorded total realized and unrealized gains on investments of $23.1 million, compared to $15.6 million in the prior year.  The net increase in net assets resulting from operations was $39.3 million for the year, compared to $23.5 million in the prior year.

The Company’s net asset value, or NAV, at March 31, 2018 was $19.08 per share, as compared to $17.80 at March 31, 2017.  The increase in NAV from the prior year was primarily due to an increase in net realized and unrealized gains.

Liquidity and Capital Resources

At March 31, 2018, Capital Southwest had unrestricted cash and money market balances of approximately $7.9 million.

In November 2017, the Company entered into Amendment No. 1 (the “Amendment”) to its revolving credit facility. The Amendment (1) increased the total borrowing capacity under the credit facility to $180 million, (2) increased the credit facility’s accordion feature to allow for an increase in total commitments of up to $250 million, (3) reduced the interest rate on borrowings to LIBOR plus 3.00%, with a step-down to LIBOR plus 2.75% at the time the Company’s net worth exceeds $325 million, (4) reduced unused commitment fees to 0.50% to 1.0% per annum based on utilization, and (5) extended the revolving period that ended August 30, 2019 through November 16, 2020. Additionally, the final maturity of the credit facility was extended from August 30, 2020 to November 16, 2021. As of March 31, 2018, Capital Southwest had $40 million in borrowings outstanding under the credit facility. Regulatory leverage at the end of the quarter was 0.3 to 1.

Subsequent to quarter end, the Company increased the total commitments to its revolving credit facility from $180 million to $210 million, with the addition of a new lender in April 2018 and an increase in commitment from an existing lender in May 2018. Both increases were executed under the accordion feature of the Credit Agreement.

In December 2017, the Company issued $57.5 million in aggregate principal amount of 5.95% Notes due 2022. The total net proceeds from the offering of the December 2022 Notes was $55.8 million. The December 2022

Notes mature on December 15, 2022 and may be redeemed in whole or in part at any time, or from time to time, at the Company’s option on or after December 15, 2019. The December 2022 Notes bear interest at a rate of 5.95% per year, payable quarterly on March 15, June 15, September 15 and December 15 of each year, beginning on March 15, 2018.

Additionally, I-45 SLF has total commitments outstanding of $165 million from a group of four bank lenders in its Deutsche Bank led credit facility, which is scheduled to mature in July 2022. As of March 31, 2018, I-45 SLF had $143 million in borrowings outstanding under its credit facility.

Share Repurchase Program

On January 25, 2016, Capital Southwest announced that its Board of Directors (the “Board”) authorized the repurchase of up to $10.0 million of its common stock at prices below the Company’s net asset value per share as reported in its most recent financial statements. The Board authorized the plan because it believes that the Company’s common stock may be undervalued from time to time due to market volatility.

During the quarter ended March 31, 2018, the Company repurchased a total of 35,911 shares at an average price of $16.37 per share, including commissions paid. The Company currently has approximately $9.4 million available for additional repurchases under the program.

Declared Dividend of $0.29 Per Share for Quarter Ended June 30, 2018

On June 1, 2018, the Board declared a Quarterly Dividend of $0.29 per share for the quarter ended June 30, 2018.

The Company’s dividend will be payable as follows:

June 30, 2018 Quarterly Dividend

Amount Per Share:                       $0.29

Ex-Dividend Date:                         June 25, 2018

Record Date:                                  June 26, 2018

Payment Date:                               July 2, 2018

When declaring dividends the Board reviews estimates of taxable income available for distribution, which may differ from net investment income under generally accepted accounting principles. The final determination of taxable income for each year, as well as the tax attributes for dividends in such year, will be made after the close of the tax year.

Capital Southwest maintains a dividend reinvestment plan ("DRIP") that provides for the reinvestment of dividends on behalf of its registered stockholders who hold their shares with Capital Southwest’s transfer agent and registrar, American Stock Transfer and Trust Company.  Under the DRIP, if the Company declares a dividend, registered stockholders who have opted into the DRIP by the dividend record date will have their dividend automatically reinvested into additional shares of Capital Southwest common stock.

Annual Meeting of Shareholders

The 2018 Annual Meeting of Shareholders of Capital Southwest Corporation will be held at the Hilton Dallas Lincoln Centre, 5410 LBJ Freeway, Dallas, Texas 75240 in the Madison Conference Room on Thursday, August 2, 2018, at 9:00 a.m. (Central Time) for shareholders of record as of the close of business on June 5, 2018.

Fourth Quarter and Fiscal Year 2018 Earnings Results Conference Call and Webcast

Capital Southwest has scheduled a conference call on Tuesday, June 5, 2018, at 11:00 a.m. Eastern Time to discuss the fourth quarter and fiscal year 2018 financial results.  You may access the call by dialing (866) 502-8274 and using the passcode 2969078 at least 10 minutes before the call.  The call can also be accessed using the Investor Relations section of Capital Southwest's website at www.capitalsouthwest.com, or by using http://edge.media-server.com/m6/p/e8nip6rt.

A telephonic replay will be available through June 12, 2018 by dialing (855) 859-2056 and using the passcode 2969078.  An audio archive of the conference call will also be available on the Investor Relations section of Capital Southwest’s website.

For a more detailed discussion of the financial and other information included in this press release, please refer to the Capital Southwest Form 10-K for the year ended March 31, 2018 to be filed with the Securities and Exchange Commission and Capital Southwest’s Fourth Fiscal Quarter 2018 Earnings Presentation to be posted on the Investor Relations section of Capital Southwest’s website at www.capitalsouthwest.com.

About Capital Southwest

Capital Southwest Corporation (Nasdaq: CSWC) is a Dallas, Texas-based,  internally managed  business development company, with approximately $308 million in net assets as of March 31, 2018. Capital Southwest is a middle market lending firm focused on supporting the acquisition and growth of middle market businesses with $5 to $25 million investments across the capital structure, including first lien, unitranche, second lien, subordinated debt and non-control equity co-investments. As a public company with a permanent capital base, Capital Southwest has the flexibility to be creative in its financing solutions and to invest to support the growth of its portfolio companies over long periods of time.

Forward-Looking Statements

This press release contains historical information and forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 with respect to future dividends, market conditions, and the business and investments of Capital Southwest. Forward-looking statements are statements that are not historical statements and can often be identified by words such as “will,” “believe,” “expect” and similar expressions and variations or negatives of these words. These statements are based on management's current expectations, assumptions and beliefs. They are not guarantees of future results and are subject to numerous risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statement. These risks include risks related to changes in the markets in which Capital Southwest invests, changes in the financial and lending markets, regulatory changes, tax treatment and general economic and business conditions.

Readers should not place undue reliance on any forward-looking statements and are encouraged to review Capital Southwest's Annual Report on Form 10-K for the year ended March 31, 2018 and subsequent filings with the Securities and Exchange Commission for a more complete discussion of the risks and other factors that could affect any forward-looking statements. Except as required by the federal securities laws, Capital Southwest does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changing circumstances or any other reason after the date of this press release.

Investor Relations Contact:

Michael S. Sarner, Chief Financial Officer

214-884-3829

CAPITAL SOUTHWEST CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES

(in thousands, except shares and per share data)

	March 31,	March 31,
	2018	2017

Assets
Investments at fair value:
Non-control/Non-affiliate investments (Cost: $200,981 and $172,437, respectively)	$199,949	$175,731
Affiliate investments (Cost: $51,648 and $5,925, respectively)	53,198	7,138
Control investments (Cost: $82,768 and $72,178, respectively)	139,948	104,011
Total investments (Cost: $335,397 and $250,540, respectively)	393,095	286,880
Cash and cash equivalents	7,907	22,386
Receivables:
Dividends and interest	5,219	3,137
Escrow	119	545
Other	447	626
Income tax receivable	109	-
Deferred tax asset	2,050	2,017
Debt issuance costs (net of accumulated amortization of $1,041 and $366, respectively)	2,575	2,137
Other assets	5,969	8,024
Total assets	$417,490	$325,752

Liabilities
Notes (Par value: $57,500 and $ -, respectively)	$55,305	$-
Credit facility	40,000	25,000
Other liabilities	6,245	5,996
Dividends payable	4,525	7,191
Accrued restoration plan liability	2,937	2,170
Deferred income taxes	190	323
Total liabilities	109,202	40,680

Commitments and contingencies (Note 12)

Net Assets
Common stock, $0.25 par value per share: authorized, 25,000,000 shares; issued, 18,501,298 shares at March 31, 2018 and 18,350,808 shares at March 31, 2017	4,625	4,588
Additional capital	260,713	261,472
Accumulated net investment income (loss)	6,147	(1,457)
Accumulated net realized gain	3,231	8,390
Unrealized appreciation on investments, net of income taxes	57,509	36,016
Treasury stock - at cost, 2,339,512 shares	(23,937)	(23,937)
Total net assets	308,288	285,072
Total liabilities and net assets	$417,490	$325,752
Net asset value per share (16,161,786 shares outstanding at March 31, 2018 and 16,011,296 shares outstanding at March 31, 2017)	$19.08	$17.80

CAPITAL SOUTHWEST CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except shares and per share data)

	Years Ended March 31,
	2018	2017	2016
Investment income
Interest income:
Non-control/Non-affiliate investments	$18,257	$11,739	$4,172
Affiliate investments	3,513	560	135
Control investments	82	116	237
Dividend income:
Non-control/Non-affiliate investments	-	20	-
Affiliate investments	127	163	-
Control investments	12,254	9,726	3,489
Interest income from cash and cash equivalents	21	166	386
Fees and other income	872	984	741
Total investment income	35,126	23,474	9,160
Operating expenses:
Compensation	7,013	6,330	7,310
Spin-off compensation plan	517	690	1,303
Share-based compensation	1,708	1,197	1,181
Interest	4,875	989	-
Professional fees	1,580	1,774	1,749
Net pension expense (benefit)	164	166	(99)
Spin-off professional fees	-	-	7,040
General and administrative	2,841	2,661	2,641
Total operating expenses	18,698	13,807	21,125
Income (loss) before taxes	16,428	9,667	(11,965)
Income tax expense (benefit)	195	1,779	(1,278)
Net investment income (loss)	$16,233	$7,888	$(10,687)

Realized gain (loss)
Non-control/Non-affiliate investments	1,492	3,992	(9,575)
Affiliate investments	90	3,876	(1,458)
Control investments	-	28	231
Total net realized gain (loss) on investments before income tax	1,582	7,896	(10,802)

Change in unrealized appreciation of investments
Non-control/Non-affiliate investments	(4,325)	(884)	5,585
Affiliate investments	337	184	2,860
Control investments	25,347	8,713	7,644
Income tax provision	133	(323)	-
Total net change in unrealized appreciation of investments, net of tax	21,492	7,690	16,089

Net realized and unrealized gains on investments	$23,074	$15,586	$5,287

Net increase (decrease) in net assets from operations	$39,307	$23,474	$(5,400)

Pre-tax net investment income (loss) per share - basic and diluted	$1.02	$0.61	$(0.76)
Net investment income (loss) per share - basic and diluted	$1.01	$0.50	$(0.68)
Net increase (decrease) in net assets from operations - basic and diluted	$2.45	$1.48	$(0.35)
Weighted average shares outstanding – basic	16,073,642	15,824,879	15,635,597
Weighted average shares outstanding – diluted	16,138,541	15,877,331	15,723,617